Exhibit 99.1

Cross Country Healthcare to Attend the 28th Annual Credit Suisse Healthcare Conference

BOCA RATON, Fla.--(BUSINESS WIRE)--October 16, 2019--Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today that William J. Burns, Executive Vice President and Chief Financial Officer, and Athos Michaelides, Senior Vice President, Finance, will attend the 28th Annual Credit Suisse Healthcare Conference at The Phoenician Resort in Scottsdale, Arizona. Mr. Burns and Mr. Michaelides will participate in one-on-one investor meetings on November 13, 2019. No formal presentation will be made.

About Cross Country Healthcare

Cross Country Healthcare is a national leader in providing innovative healthcare workforce solutions and staffing services. Our solutions leverage our more than 30 years of expertise and insight to assist clients in solving complex labor-related challenges while maintaining high quality outcomes. We are dedicated to recruiting and placing highly qualified healthcare professionals in virtually every specialty and area of expertise. Our diverse client base includes both clinical and nonclinical settings, servicing acute care hospitals, physician practice groups, outpatient and ambulatory-care centers, nursing facilities, both public schools and charter schools, rehabilitation and sports medicine clinics, government facilities, and homecare. Through our national staffing teams and network of 65 office locations, we are able to place clinicians on travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed service programs (MSP), internal resource pool consulting and development, electronic medical record (EMR) transition staffing, recruitment process outsourcing, and other outsourcing and consultative services. In addition, we provide both retained and contingent placement services for healthcare executives, physicians, and other healthcare professionals.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

Contacts

Cross Country Healthcare, Inc.
William J. Burns, 561-237-2555
Executive Vice President and Chief Financial Officer
wburns@crosscountry.com